Exhibit (e)

DISTRIBUTION CONTRACT

PIMCO ETF Trust

840 Newport Center Drive

Newport Beach, California 92660

April 24, 2009

Allianz Global Investors Distributors LLC

1345 Avenue of the Americas

New York, New York 10105-4800

Dear Sirs:

This will confirm the agreement between the undersigned (the “Trust”) and you (the “Distributor”) as follows:

1. Description of the Trust and Shares. The Trust is an open-end investment company consisting of publicly offered investment portfolios (each a “Fund,” and collectively, the “Funds”), as listed on Schedule A hereto. Additional investment portfolios may be established in the future. This Contract shall pertain to all Funds listed on Schedule A (attached hereto), as amended from time to time, and to such additional investment portfolios as shall be designated in Supplements to this Contract, as further agreed between the Trust and the Distributor. A separate series of shares of beneficial interest in the Trust is offered to investors with respect to each Fund. The Trust engages in the business of investing and reinvesting the assets of the Funds in the manner and in accordance with the investment objectives and restrictions specified in the Trust’s currently effective Prospectuses and Statement(s) of Additional Information (together, the “Prospectus”) included in the Trust’s Registration Statement, as amended from time to time (the “Registration Statement”), as filed by the Trust under the Investment Company Act of 1940, as amended (together with the rules and regulations thereunder, the “1940 Act”) and the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the “1933 Act”), as applicable. Copies of the documents referred to in the preceding sentence have been furnished to the Distributor. Any amendments to those documents shall be furnished to the Distributor promptly. The Trust has adopted a Distribution and Servicing Plan pursuant to Rule 12b-1 under the 1940 Act with respect to each of the Funds (the “Plan”). As specified in the Trust’s Prospectus, Trust shares may be created or redeemed only in blocks of 100,000 shares or multiples thereof (“Creation Units”).

2. Appointment and Acceptance. The Trust hereby appoints the Distributor as a distributor of Creation Units of shares of beneficial interest in the Trust (the “shares”) which may from time to time be registered under the 1933 Act and as servicing agent of shareholders and shareholder accounts of the Trust, and the Distributor hereby accepts such appointment in accordance with the terms and conditions set forth herein. As the Trust’s agent, the Distributor shall, except to the extent provided in Section 5 hereof, be the exclusive distributor for Creation Units of the unsold portion of the shares.

3. Sale of the Shares by the Distributor. The Distributor agrees to act as agent of the Trust with respect to the continuous distribution of shares of each Fund as set forth in the Registration Statement and in accordance with the provisions thereof. The Distributor further agrees as follows: (i) the Distributor shall enter into agreements between and among DTC participants or participants in the Continuous Net Settlement System of the National Securities Clearing Corporation (“Authorized Participants”), the Distributor and the transfer agent in accordance with the Registration Statement and the Prospectus; (ii) the Distributor shall generate, transmit and maintain copies of confirmations of Creation Unit purchase order acceptances to the purchaser (such confirmations will indicate the time such orders were accepted and will be made available to the Trust promptly upon request); (iii) the Distributor shall deliver copies of the Prospectus to purchasers of such Creation Units and upon request the Statement of Additional Information; and (iv) the Distributor shall maintain telephonic, facsimile and/or access to direct computer communications links with the transfer agent.

The Trust shall furnish, or cause to be furnished, all advertising, sales, marketing and promotional materials of the Funds to the Distributor. The Distributor shall review all advertising, sales, marketing and promotional materials for compliance with applicable laws and conditions of any applicable exemptive order. The Distributor shall clear and file all advertising, sales, marketing and promotional materials of the Funds with the Financial Industry Regulatory Authority, Inc. (“FINRA”) when necessary or appropriate. All such advertising, sales, marketing and promotional materials must be approved by the Distributor prior to use.

The Distributor shall ensure that all direct requests for the Prospectus, Product Descriptions (if required or permitted by applicable law) and periodic Fund reports, as applicable, are fulfilled. In addition, the Distributor shall arrange to provide the national securities exchange on which the shares of each Fund will be listed (the “Listing Exchange”) (and any other national stock exchange on which the shares may be listed) with copies of the Prospectus and Product Descriptions to be provided to purchasers in the secondary market. The Distributor will generally make it known in the brokerage community that the Prospectus and Product Descriptions are available, including by (i) advising the Listing Exchange on behalf of its member firms of the same, (ii) making such disclosure in all advertising, sales, marketing and promotional materials prepared and/or filed by the Distributor with the FINRA, and (iii) as may otherwise be required by the Securities and Exchange Commission.

The Trust shall sell through the Distributor, as the Trust’s agent, Creation Units to Authorized Participants as described in the Prospectus. All orders through the Distributor shall be subject to acceptance and confirmation by the Trust. The Trust shall have the right, at its election, to deliver either shares issued upon original issue or treasury shares.

Prior to the time of transfer of any shares by the Trust to, or on the order of, the Distributor or any Authorized Participant, the Distributor shall pay or cause to be paid to the Trust or to its order an amount in New York clearing house funds equal to the applicable net asset value of the shares, plus any applicable transaction fees. Notwithstanding the foregoing, shares may be issued in reliance on the undertaking of the Authorized Participant to deliver payment as soon as possible, which undertaking will be secured by such Authorized Participant’s delivery and maintenance of collateral. Upon receipt of registration instructions in proper form, the Distributor will transmit or cause to be transmitted such instructions to the Trust or its agent for registration of the shares purchased. The Trust, solely in its discretion, may determine to accept portfolio securities in-kind in lieu of all or a portion of the cash purchase price of the shares.

On every sale, the Trust shall receive the net asset value of the shares, plus any applicable transaction fees. The net asset value of shares shall be determined in the manner provided in the Prospectus.

4. Additional Duties of the Distributor: Anti-Money Laundering Program. The Trust delegates to the Distributor, and the Distributor accepts such delegation of, with respect to each Fund listed on Schedule A, as may be amended from time to time, to this agreement, whether now existing or hereinafter created, the responsibility to take such steps as may be necessary or desirable to implement the Trust’s Mutual Fund Anti-Money Laundering Program (the “AML Program”).1 In this regard, the Distributor represents, warrants and contractually agrees to be legally bound as follows:

The Distributor:

a.	consents to fulfill its obligation under the AML Program as a condition to continuing its services to the Trust;

b.	consents to abide by the relevant provisions of the AML Manual and be subject to periodic, independent audits of its overall performance under the AML Program (as set forth in the AML Manual) to be performed on behalf of the Trust by an independent auditor agreed to by the Trust and the Distributor;

c.	agrees to provide to appropriate federal regulatory representatives (including, but not limited to, representatives of the Securities and Exchange Commission) and the Trust, upon reasonable request from time to time, with information relating to (i) the AML Program and (ii) any anti-money laundering activities with respect to the Trust conducted by the Distributor under its own anti-money laundering program; and,

[1]	The AML Program is required by various rules promulgated under certain federal laws (the “AML Program Rules”) and is described in the Trust’s Anti-Money Laundering Policies Manual (the “AML Manual”).

d.	consents to inspection by federal regulatory representatives (including, but not limited to, representatives of the Securities and Exchange Commission) with respect to (i) the AML Program and (ii) any anti-money laundering activities with respect to the Trust conducted by the Distributor under its own anti-money laundering program.

5. Sales of the Shares by the Trust. In addition to sales by the Distributor, the Trust reserves the right to issue shares at any time directly to its shareholders as a stock dividend or stock split or to sell shares, including seed shares, to its shareholders or other persons at not less than net asset value to the extent that the Trust, its officers, or other persons associated with the Trust participate in the sale, or to the extent that the Trust or the transfer agent for its shares receive purchase requests for shares.

6. Fees. The Distributor shall receive no compensation from the Trust under this Contract for services as distributor of Fund shares. The Trust may compensate the Distributor pursuant to the terms of the Plan, as may be determined from time to time by the Board of Trustees of the Trust. Notwithstanding anything in this Contract to the contrary, the Distributor and its affiliates may receive compensation or reimbursement from the Trust’s investment adviser with respect to any of its services hereunder or for additional services as may be agreed upon by the parties from time to time.

7. Reservation of Right Not to Sell. The Trust reserves the right to refuse at any time or times to sell any of its shares for any reason deemed adequate by it.

8. Use of Sub-Agents; Non-exclusivity. The Distributor may employ such sub-agents, including one or more participating brokers or introducing brokers, for the purposes of selling shares of the Trust as the Distributor, in its sole discretion, shall deem advisable or desirable. The Distributor may enter into similar arrangements with other issuers and, except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the right of the Distributor, or any affiliate of the Distributor, or any employee of the Distributor, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

9. Repurchase of the Shares. The Distributor will act as agent for the Trust in connection with the repurchase and redemption of shares by the Trust upon the terms and conditions set forth in the Prospectus or as the Trust acting through its Trustees may otherwise direct. The Distributor may employ such sub-agents, including one or more Authorized Participants, for such purposes as the Distributor, in its sole discretion, shall deem to be advisable or desirable.

10. Basis of Purchases and Sales of the Shares. The Distributor’s obligation to secure purchasers of Creation Units through Authorized Participants hereunder shall be on a best efforts basis only and the Distributor shall not be obligated to sell any specific number of shares. The shares will be sold by the Distributor only against orders therefor. The Distributor will not purchase shares from anyone other than the Trust except in accordance with Section 9 hereof, and will not take “long” or “short” positions in shares contrary to any applicable provisions of the Certificate of Trust of the Trust establishing the Trust, effective November 14, 2008, as amended (the “Certificate of Trust”).

11. Rules of Securities Associations, etc. As the Trust’s agent, the Distributor may sell and distribute Creation Units in such manner not inconsistent with the provisions hereof and the Prospectus as the Distributor may determine from time to time. In this connection, the Distributor shall comply with all laws, rules and regulations applicable to it, including, without limiting the generality of the foregoing, all applicable rules or regulations under the 1940 Act and of any securities association registered under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the “1934 Act”). The Distributor will conform to the Conduct Rules of the FINRA and the securities laws of any jurisdiction in which it sells, directly or indirectly, any shares. The Distributor also agrees to furnish to the Trust sufficient copies of any agreement or plans it intends to use in connection with any sales of shares in adequate time for the Trust to file and clear them with the proper authorities before they are put in use, and not to use them until so filed and cleared.

12. Independent Contractor. The Distributor shall be an independent contractor and neither the Distributor nor any of its officers or employees as such, is or shall be an employee of the Trust. The Distributor is responsible for its own conduct and the employment, control and conduct of its agents and employees and for injury to such agents or employees or to others through its agents or employees. The Distributor assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employer taxes thereunder.

13. Registration and Qualification of the Shares. The Trust agrees to execute such papers and to do such acts and things as shall from time to time be reasonably requested by the Distributor for the purpose of qualifying and maintaining qualification of the shares for sale under the so-called Blue Sky Laws of any state or for maintaining the registration of each Fund of the Trust and the Trust under the 1933 Act and the 1940 Act, to the end that there will be available for sale from time to time such number of shares as the Distributor may reasonably be expected to sell. The Trust shall advise the Distributor promptly of (a) any action of the Securities and Exchange Commission or any authorities of any state or territory, of which it may be advised, affecting registration or qualification of the Trust, a Fund, or the shares thereof, or rights to offer such shares for sale and (b) the happening of any event which makes untrue any statement or which requires the making of any change in the Registration Statement or the Prospectus in order to make the statements therein not misleading.

14. Securities Transactions. The Trust agrees that the Distributor may effect a transaction on any national securities exchange of which it is a member for the account of the Trust and any Fund of the Trust which is permitted by Section 11(a) of the 1934 Act.

15. Expenses.

(a) The Distributor shall from time to time employ or associate with it such persons as it believes necessary to assist it in carrying out its obligations under this Contract. The compensation of such persons shall be paid by the Distributor.

(b) The Distributor shall pay all expenses incurred in connection with its qualification as a dealer or broker under Federal or state law.

(c) The Trust may enter into arrangements with affiliates of the Distributor providing for the payment by such affiliates of some or all of these expenses as they relate to the shares.

(d) The Trust shall pay or cause to be paid all expenses incurred in connection with (i) the preparation, printing and distribution to shareholders of the Prospectus and reports and other communications to existing shareholders, (ii) future registrations of shares under the 1933 Act and the 1940 Act, (iii) the listing of shares on the Listing Exchange, (iv) amendments of the Registration Statement subsequent to the initial public offering of shares, (v) qualification of shares for sale in jurisdictions designated by the Distributor, including under the securities or so-called “Blue Sky” laws of any State, (vi) qualification of the Trust as a dealer or broker under the laws of jurisdictions designated by the Distributor, (vii) qualification of the Trust as a foreign corporation authorized to do business in any jurisdiction if the Distributor determines that such qualification is necessary or desirable for the purpose of facilitating sales of shares, (viii) maintaining facilities for the issue and transfer of shares, (ix) supplying information, prices and other data to be furnished by the Trust under this Contract and (x) any expenses assumed by the Trust with regard to the shares of each Fund pursuant to the Plan.

(e) The Trust shall pay any original issue taxes or transfer taxes applicable to the sale or delivery of shares or certificates therefor.

16. Indemnification of the Distributor. The Trust shall prepare and furnish to the Distributor from time to time such number of copies of the most recent form of the Prospectus and reports filed with the Securities and Exchange Commission and Product Descriptions (if required or permitted by applicable law) and other communications to existing shareholders as the Distributor may reasonably request. The Trust authorizes the Distributor to use the Prospectus, in the form furnished to the Distributor from time to time, in connection with the sale of shares. The Trust shall indemnify, defend and hold harmless the Distributor, its officers and trustees and any person who controls the Distributor within the meaning of the 1933 Act, from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Distributor, its officers and trustees or any such controlling person may incur under the 1933 Act, the 1940 Act, the common law or otherwise, arising out of or based upon any alleged untrue statement of a material fact contained in the Registration Statement or the Prospectus or arising out of or based upon any alleged omission to state a material fact required to be stated in either or necessary to make the statements in either not misleading. This Contract shall not be construed to protect the Distributor against any liability to the Trust or its shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Contract. This indemnity agreement is expressly conditioned upon the Trust being notified of any action brought against the Distributor, its officers or directors or any such controlling person, which notification shall be given by letter or by telegram addressed to the Trust at its principal office in Newport Beach, California, and sent to the Trust by the person against whom such action is brought within 10 days after the summons or other first legal process shall have been served. The failure to notify the Trust of any such action shall not relieve the Trust from any liability which it may have to the person against whom such action is brought by reason of any such alleged untrue statement or omission otherwise than on account of the indemnity agreement contained in this Section 16. The Trust shall be entitled to assume the defense of any suit brought to enforce any such claim, demand or liability, but, in such case, the defense shall be conducted by counsel chosen by the Trust and approved by the Distributor. If the Trust elects to assume the defense of any such suit and retain counsel approved by the Distributor, the defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by any of them, but in the case the Trust does not elect to assume the defense of any such suit, or in the case the Distributor does not approve of counsel chosen by the Trust, the Trust will reimburse the Distributor, its officers and directors or the controlling person or persons named as defendant or defendants in such suit, for the fees and expenses of any counsel retained by the Distributor or them. In addition, the Distributor shall have the right to employ counsel to represent it, its officers and directors and any such controlling person who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Distributor against the Trust hereunder if in the reasonable judgment of the Distributor it is advisable for the Distributor, its officers and directors or such controlling person to be represented by separate counsel, in which event the fees and expenses of such separate counsel shall be borne by the Trust. This indemnity agreement and the Trust’s representations and warranties in this Contract shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Distributor, its officers and directors or any such controlling person. This indemnity agreement shall inure exclusively to the benefit of the Distributor and its successors, the Distributor’s officers and directors and their respective estates and any such controlling persons and their successors and estates. The Trust shall promptly notify the Distributor of the commencement of any litigation or proceedings against it in connection with the issue and sale of any shares. No indemnified party shall settle any claim against it for which it intends to seek indemnification from the indemnifying party, under the terms of this Section 16, without the prior written notice to and consent from the indemnifying party, which consent shall not be unreasonably withheld. No indemnified or indemnifying party shall settle any claim unless the settlement contains a full release of liability with respect to the other party in respect of such action. This Section 16 shall survive the termination of this Contract.

17. Indemnification of the Trust. The Distributor agrees to indemnify, defend and hold harmless the Trust, its officers and Trustees and any person who controls the Trust within the meaning of the 1933 Act, from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Trust, its officers or Trustees or any such controlling person, may incur under the 1933 Act, the 1940 Act, the common law or otherwise, but only to the extent that such liability or expense incurred by the Trust, its officers or Trustees or such controlling person resulting from such claims or demands shall arise out of or be based upon (a) any alleged untrue statement of a material fact contained in information furnished in writing by the Distributor to the Trust specifically for use in the Registration Statement or the Prospectus or shall arise out of or be based upon any alleged omission to state a material fact in connection with such information required to be stated in the Registration Statement or the Prospectus or necessary to make such information not misleading, (b) any alleged act or omission on the Distributor’s part as the Trust’s agent that has not been expressly authorized by the Trust in writing, and (c) any claim, action, suit or proceeding which arises out of or is alleged to arise out of the Distributor’s failure to exercise reasonable care and diligence with respect to its services rendered hereunder. The foregoing rights of indemnification shall be in addition to any other rights to which the Trust or a Trustee may be entitled as a matter of law. This indemnity agreement is expressly conditioned upon the Distributor being notified of any action brought against the Trust, its officers or Trustees or any such controlling person, which notification shall be given by letter or telegram addressed to the Distributor at its principal office in New York, New York, and sent to the Distributor by the person against whom such action is brought, within 10 days after the summons or other first legal process shall have been served. The failure to notify the Distributor of any such action shall not relieve the Distributor from any liability which it may have to the Trust, its officers or Trustees or such controlling person by reason of any alleged misstatement, omission, act or failure on the Distributor’s part otherwise than on account of the indemnity agreement contained in this Section 17. The Distributor shall have a right to control the defense of such action with counsel of its own choosing and approved by the Trust if such action is based solely upon such alleged misstatement, omission, act or failure on the Distributor’s part, and in any other event the Trust, its officers and Trustees or such controlling person shall each have the right to participate in the defense or preparation of the defense of any such action at their own expense. If the Distributor elects to assume the defense of any such suit and retain counsel approved by the Trust, the defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by any of them, but in case the Distributor does not elect to assume the defense of any such suit, or in the case the Trust does not approve of counsel chosen by the Distributor, the Distributor will reimburse the Trust, its officers and Trustees or the controlling person or persons named as defendant or defendants in such suit, for the fees and expenses of any counsel retained by the Trust or them. In addition, the Trust shall have the right to employ counsel to represent it, its officers and Trustees and any such controlling person who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Trust against the Distributor hereunder if in the reasonable judgment of the Trust it is advisable for the Trust, its officers and Trustees or such controlling person to be represented by separate counsel, in which event the fees and expense of such separate counsel shall be borne by the Distributor. This indemnity agreement and the Distributor’s representations and warranties in this Contract shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Trust, its officers and Trustees or any such controlling person. This indemnity agreement shall inure exclusively to the benefit of the Trust and its successors, the Trust’s officers and Trustees and their respective estates and any such controlling persons and their successors and estates. The Distributor shall promptly notify the Trust of the commencement of any litigation or proceedings against it in connection with the issue and sale of any shares. No indemnified party shall settle any claim against it for which it intends to seek indemnification from the indemnifying party, under the terms of this Section 17, without the prior written notice to and consent from the indemnifying party, which consent shall not be unreasonably withheld. No indemnified or indemnifying party shall settle any claim unless the settlement contains a full release of liability with respect to the other party in respect of such action. This Section 17 shall survive the termination of this Contract.

18. Assignment Terminates this Contract; Amendments of this Contract. This Contract shall automatically terminate, without the payment of any penalty, in the event of its assignment. This Contract may be amended only if such amendment is approved either by action of the Trustees of the Trust or at a meeting of the shareholders of the Trust by the affirmative vote of a majority of the outstanding shares of the Trust, and by a majority of the Trustees of the Trust who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or this Contract, unless another process is otherwise required by the 1940 Act.

19. Effective Period and Termination of this Contract. This Contract shall take effect upon the date first above written and shall remain in full force and effect continuously as to a Fund (unless terminated automatically as set forth in Section 18 hereof) until terminated:

(a) Either by such Fund or the Distributor by not more than sixty (60) days’ nor less than thirty (30) days’ written notice delivered or mailed by registered mail, postage prepaid, to the other party; or

(b) Automatically as to any Fund at the close of business two years from the date hereof, or upon the expiration of one year from the effective date of the last continuance of this Contract, whichever is later, if the continuance of this Contract is not specifically approved at least annually by the Trustees of the Trust or the shareholders of such Fund by the affirmative vote of a majority of the outstanding shares of such Fund; and by a majority of the Trustees of the Trust who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or this Contract by vote cast in person at a meeting called for the purpose of voting on such approval.

Action by a Fund under (a) above may be taken either (i) by vote of the Trustees of the Trust, or (ii) by the affirmative vote of a majority of the outstanding shares of such Fund. The requirement under (b) above that the continuance of this Contract be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act.

Termination of this Contract pursuant to this Section 19 shall be without the payment of any penalty.

If this Contract is terminated or not renewed with respect to one or more Funds, it may continue in effect with respect to any Fund, as to which it has not been terminated (or has been renewed).

20. Limited Recourse. The Distributor hereby acknowledges that the Trust’s obligations hereunder with respect to the distribution fee or servicing fee with respect to the shares of any Fund of the Trust are binding only on the assets and property belonging to such Fund.

21. Certain Definitions. For the purposes of this Contract, the “affirmative vote of a majority of the outstanding shares” means the affirmative vote, at a duly called and held meeting of shareholders, (a) of the holders of 67% or more of the shares of the Trust or a Fund, as the case may be, present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Trust or a Fund, as the case may be, entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Trust or a Fund, as the case may be, entitled to vote at such meeting, whichever is less.

For the purposes of this Contract, the terms “interested persons” and “assignment” shall have the meanings defined in the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act. Certain other items used herein that are not otherwise defined have the meaning given in the Prospectus or constituent agreements or documents of the Trust. Capitalized terms not otherwise defined herein are used herein as defined in the Trust’s Prospectus.

The Certificate of Trust, a copy of which is on file in the Office of the Secretary of State of Delaware, provides that the name “PIMCO ETF Trust” refers to the Trustees under the Certificate of Trust collectively as Trustees and not as individuals or personally, and that no shareholder, trustee, officer, employee or agent of the Trust shall be subject to claims against or obligations of the Trust (or a particular Fund) to any extent whatsoever, but that the Trust (or a particular Fund) shall only be liable.

If the foregoing correctly sets forth the agreement between the Trust and the Distributor, please so indicate by signing and returning to the Trust the enclosed copy hereof.

Very truly yours,

PIMCO ETF Trust

By:	/s/ Peter G. Strelow
Title:	Vice President

ACCEPTED:

ALLIANZ GLOBAL INVESTORS DISTRIBUTORS LLC

By:	/s/ Andrew J. Meyers
Title:	Managing Director

SCHEDULE A

Distribution Contract

between PIMCO ETF Trust and

Allianz Global Investors Distributors LLC

April 24, 2009

This contract relates to the following Funds:

Funds:

PIMCO 1-3 Year U.S. Treasury Index Fund

A-1